Exhibit 11(a)

[Letterhead of Willkie Farr & Gallagher LLP]

October 18, 2004

Scudder Advisor Funds

One South Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested us, as counsel to Scudder Mid Cap Growth Fund (the “Fund”), a series of Scudder Advisor Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), to furnish you with this opinion in connection with the Trust’s Registration Statement on Form N-14 (Securities Act File No. 333-117872) (the “Registration Statement”), with respect to the Fund’s Class A, Class B, Class C and Institutional Shares of beneficial interest (the “Shares”) to be issued in exchange for the assets of Dynamic Growth Fund (the “Acquired Fund”), a Massachusetts business trust, in accordance with the terms of the Agreement and Plan of Reorganization among the Fund, the Acquired Fund and Deutsche Asset Management, Inc. (the “Plan”).

We have examined copies of the Declaration of Trust and By-Laws of the Trust, as amended, the Fund’s Registration Statement, all resolutions adopted by the Trust’s Board of Trustees (the “Board”) with respect to the Plan, and the issuance of the Shares (the “Resolutions”) and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust, the Fund and others.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and the Resolutions and for the consideration described in the Plan, will be legally issued, fully paid and nonassessable (except that shareholders of the Fund may under certain circumstances be held personally liable for its obligations) assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of

Scudder Advisor Funds

October 18, 2004

authorized shares provided for in the Declaration of Trust of the Trust, as amended to the date of issuance; and (iii) that the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust, the Fund or any distributor or dealer in connection with the registration or qualification of the Trust, the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP